DAIS

August 30th, 2012

Tim Tangredi
CEO Dais Analytic Corporation

Dear Tim:

I hereby resign as Chief Technology Officer and Secretary of the Dais Analytic Corporation effective immediately.

Sincerely,

Scott G. Ehrenberg

Scott Gustave Ehrenberg